SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 30, 2004

Date of Report (Date of earliest event reported)

CEPHEID
(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)

(408) 541-4191
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

Please see the description in Item 5.02 below regarding the Company’s entry into a change of control and severance agreement with Humberto Reyes effective November 30, 2004.

Item 5.02                Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 30, 2004, the Company appointed Humberto Reyes as its Senior Vice President of Operations.  Mr. Reyes, age 59, previously served as Operations Consultant of Brownsboro Group, LLC, a biotechnology regulatory and operations consulting company from September 2003 to November 2004.   Prior to  Brownsboro Group, LLC, he served as Senior Operations Consultant at EXPERTTech Associates, Inc., a medical device and biotechnology industry consulting company from November 2001 to June 2003.  Prior to EXPERTTech Associates, Inc., he served as Head of Operations of Oxis Health Products, Inc., an oxidative stress manufacturer from August 1997 to September 2001.   Mr. Reyes holds a B.S. in Chemistry from University of Puerto Rico, Rio Piedros.

Pursuant to an employment offer letter to Mr. Reyes, the Company agreed to pay Mr. Reyes an annual salary of $250,000, and to grant Mr. Reyes an option to purchase 135,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. We also entered into a change of control and severance agreement with Mr. Reyes.  Under this agreement, if Mr. Reyes is terminated other than for cause, or is constructively terminated, within one year of a change of control event, Mr. Reyes will receive a lump sum payment equal to fifteen months base salary and all outstanding shares and stock options held by Mr. Reyes will become fully vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date:	November 30, 2004	By:	/s/ JOHN R. SLUIS
			Name:	John R. Sluis
			Title:	Chief Financial Officer